THE Bw TOTAL RETURN FUND
INDENTURE OF TRUST

Declaration of Trust made as of the first day of January, 2007, by David G. Ennis, Thomas P. Hamel, and Robert J. Heerdt, trustees (designated as directors under Section 2(12) of the Investment Company Act of 1940) of Lebanon, Pennsylvania, who hereby declare and agree that they will hold and manage any contributions to the trust, subject to the provisions of sections 404 and 406 of ERISA, as follows:

First:	This trust is a registered investment company under the Investment Company Act of 1940. The registered investment company is an open-end, non-diversified, management company.

Second:	This trust is for the exclusive use and benefit of plan sponsors, plan participants, and beneficiaries of plan participants within retirement plans qualified under sections 401(a), 403(a), and 457 of the IRS Code and exempt from taxation under section 501(a) of the Code.

Third:	The trust's registered office, place of business, and location where trust records are maintained is 336 Cumberland Street, Lebanon, PA 17042

Fourth:	The trust shall employ an investment adviser, a person (other than a bona fide officer, director, trustee, member of an advisory board, or employee of such company, as such) who pursuant to contract with the company regularly furnishes advice to the company with respect to the desirability of investing in, purchasing or selling securities, or is empowered to determine what securities shall be purchased or sold by the company.

The Investment adviser shall be compensated by the company based on a percentage of the assets held by the trust. The trustees may terminate the services of the investment adviser at any time and for any cause. On the first anniversary of the trust, and bi-annually thereafter, the trustees shall submit to the shareholders for their ratification, the investment adviser to serve for the following two years, and the percentage of plan assets designated as compensation to the investment advisor.

The investment objective of the company may not be changed except by vote of a majority of the shareholders. Changes is the strategy employed by the investment adviser may be made by the adviser upon approval of a majority of trustees, and upon concurrent written notification to all shareholders. The trustees shall review the fund's operations and performance to assure that the fund's holdings are consistent with both the investment goal and the investment strategy.

Fifth:	The company shall be structured, managed, the payment of expenses, and voting rights shall be restricted as described in Sec. 10, (d), (1) through (8), and these restrictions and descriptions are included by reference.

Sixth:	The assets of the trust will be valued daily. The valuation shall be based on the market price of the securities held within the trust, plus any uninvested cash, at the time of the closing of the New York Stock Exchange, or at such other time, applied consistently, as deemed appropriate by the advisor to the trust. The daily value of the trust, divided by the number of units outstanding, shall determine the daily net asset value (NAV) per unit.

Seventh:	Records and accounts of trustee. The trustee shall maintain accurate and detailed records and accounts of all transactions of the account(s) which shall be available at all reasonable times for inspection or audit by the advisor and any other person or entity to the extent required by law.

Eighth:	All accounts of the trust shall be kept on a cash basis.

Ninth:	Annual audit. As soon as practicable following the close of each trust year and following the effective date of the termination of the trust, the trustee shall provide to the shareholders (and file with the Securities and Exchange Commission) such audited financial statements, description of activities, portfolio listing, and such other information necessary to provide the shareholders, in an understandable format, with the information necessary to evaluate their continued participation in the company.

Unaudited reports may be provided more frequently.

The auditor shall be selected and employed by the trustees. The services of the auditor may be terminated by the trustees, subject to a full disclosure to the shareholders of the reason for the termination. The auditor shall be employed for one year with the employment in successive years subject to ratification by the shareholders.

Tenth:	Consultation with counsel. The trustee may consult with legal counsel in respect to any of its rights, duties or obligations hereunder.

Eleventh	No co-trustee shall be liable for any loss resulting from the acts or omissions of another co-trustee to whom specific responsibilities, obligations or duties have been allocated by agreement of the co-trustees and the investment advisor, except where a co-trustee knowingly participates in or conceals a fiduciary breach of another co-trustee or, having knowledge of such breach, does not make reasonable efforts under the circumstances to remedy such breach, or enables a co-trustee to commit a breach by failure to carry out his own trustee responsibilities with reasonable care, prudence and diligence.

The trust, the registered investment adviser or any related person will not protect any trustee against any liability to the company or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of his office.

Twelfth:	The trust shall have three trustees and at least one trustee shall not be an interested person.

The trustees shall serve for a one-year term, commencing on the effective date of the trust. Thereafter, trustees shall be nominated by the trustees and ratified by a majority vote of the shareholders at the annual meeting.

In the event of the death, disqualification, or bona fide resignation of any trustee, a replacement trustee shall be appointed by the remaining trustees within thirty days and ratified by the shareholders at the next annual meeting.

The trustees shall receive reasonable compensation for their services and reimbursement for expenses related to the administration of the trust, except that no compensation will be paid to an employee of the company or an employee of the investment adviser. Trustee compensation and expenses shall be paid by the investment advisor.

The trustees shall approve and monitor the company's voting policies and practice.

The trustees shall approve and monitor the company's Code of Ethics.

The trustees have the authority to amend this Indenture of Trust; amendments will be effective thirty days after delivery of notice to the shareholders.

All decisions of the trustees shall be unaminous. The right to make any decision or undertake any action shall be a joint responsibility of all co-trustees except that one or more trustees shall have the right to execute any documents affecting this trust.

Thirteenth:	The trustees shall call an annual meeting of shareholders of record within 60 days after the last day of the trust's fiscal year. The agenda shall include, but not be limited to:

     (a) management's review of the past fiscal year;
     (b) election of trustees (directors);
     (c) ratification of appointment of independent auditor; and
     (d) ratification of appointment (biannual) of investment adviser.

Each shareholder (a person holding one or more units/shares of the fund) shall be eligible to vote. The securities voted by the shareholder will be equal to the total number of whole units/shares owned on the last day of the fiscal year.

The vote of a majority of the outstanding voting securities of the trust means the vote, at the annual or a special meeting of the security holders of the trust duly called, (A) of 67 percent or more of the voting securities present at such meeting, if the holders of more than 50 percent of the outstanding voting securities the trust are present or represented by proxy; or (B) of more than 50 percent of the outstanding voting securities of the trust, whichever is the less.

IN WITNESS WHEREOF, the trustees hereby cause this trust to be executed on this 28th day of September, 2007.

_____________________________
David G. Ennis

_____________________________
Thomas P. Hamel

_____________________________
Robert J. Heerdt

Bw Trust 10/01/07